EXHIBIT 4.02

                          CALCULATION AGENCY AGREEMENT


                  CALCULATION AGENCY AGREEMENT, dated as of November 6, 2003 (the "Agreement"), between Lehman Brothers Holdings Inc. (the "Company") and Lehman Brothers Inc., as Calculation Agent.

                  WHEREAS, the Company has authorized the issuance of up to $8,752,650 aggregate principal amount of S&P 500(R) Index Callable SUNS(R), Stock Upside Note Securities Due November 6, 2009 (the "Securities")*;

                  WHEREAS, the Securities will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the "Trustee"), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the "Indenture"); and

                  WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Securities;

                  NOW THEREFORE, the Company and the Calculation Agent agree as follows:

                  1. Appointment of Agent. The Company hereby appoints Lehman Brothers Inc. as Calculation Agent and Lehman Brothers Inc. hereby accepts such appointment as the Company's agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

                  2. Calculations and Information Provided. In response to a request made by the Trustee for a determination of the Maturity Payment Amount due on the Stated Maturity Date of the Securities or the Redemption Payment Amount, the Calculation Agent shall determine such Payment Amount and notify the Trustee of its determination. The Calculation Agent shall also be responsible for (a) the determination of the Maturity Payment Amount, (b) the determination of whether adjustments to the Closing Level should be made, (c) the determination of the Final Index Level, (d) the determination of the Successor Index or Final Index Level if publication of the Index is discontinued and
         (e) the determination of whether a Market Disruption Event has occurred. The Calculation Agent shall notify the Trustee of all such determinations and any such adjustment or if a Market Disruption Event has occurred. Annex A hereto sets forth the procedures the Calculation


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*        "S&P," "S&P 500," "Standard & Poor's," "Standard & Poor's 500" and
         "500" are the trademarks of McGraw-Hill Inc. and have been licensed to Lehman Brothers Holdings Inc. The Securities, based on the performance of the S&P 500 Index, are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard and Poor's makes no representation regarding the advisability of investing in the Securities.

         "Stock Upside Note Securities" and "SUNS" are trademarks of Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings Inc.

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         Agent will use to determine the information described in this Section
         2.

                  3. Calculations. Any calculation or determination by the Calculation Agent pursuant hereto shall (in the absence of manifest error) be final and binding. Any calculation made by the Calculation Agent hereunder shall, at the Trustee's request, be made available at the Corporate Trust Office.

                  4. Fees and Expenses. The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

                  5. Terms and Conditions. The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

                  (a) in acting under this Agreement, the Calculation Agent is acting solely as an independent expert of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Securities;

                  (b) unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

                  (c) the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

                  (d) the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Securities with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

                  (e) the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

                  6. Resignation; Removal; Successor. (a) The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided. The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent. In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent's notice of resignation, the Calculation Agent may

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         apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

                  (b) In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent. Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

                  (c) Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

                  (d) Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

                  7. Certain Definitions. Terms not otherwise defined herein or in Annex A hereto are used herein as defined in the Indenture or the Securities.

                  8. Indemnification. The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees. The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

                  9. Notices. Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business

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         Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New
         York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at 745 Seventh Avenue, New York, New York
         10019 (facsimile: (646) 758-4942) (telephone: (212) 526-7000),
         Attention: Equity Derivatives Trading and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone: (212) 657-7805), Attention:
         Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing. Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

                  10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  12. Benefit of Agreement. This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.


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                  IN WITNESS WHEREOF, this Calculation Agency Agreement has been entered into as of the day and year first above written.

                                                  LEHMAN BROTHERS HOLDINGS INC.

                                                  By:___/Oliver Budde_________
                                                     Name:  Oliver Budde
                                                     Title: Vice President


                                                  LEHMAN BROTHERS INC.,
                                                    as Calculation Agent

                                                  By:__ /Oliver Budde__________
                                                     Name: Oliver Budde
                                                     Title: Vice President


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                                     ANNEX A

1. The Index.

     The Index is the S&P 500 Index (the "Index"), as calculated, published and disseminated by Standard & Poor's, a division of McGraw-Hill, Inc. ("S&P").

     The Index is a capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Standard & Poor's chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of The New York Stock Exchange, Inc. (the "NYSE"), which Standard & Poor's uses as an assumed model for the composition of the total market. As of November 3, 2003, the 500 companies included in the Index were divided into ten industry groups: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunications Services and Utilities.

2. Determination of the Payment Amount.

     The Calculation Agent shall determine (i) the Final Index Level and (ii) the amount payable on the Stated Maturity Date for each $1,000 principal amount of Securities (the "Maturity Payment Amount").
The Maturity Payment Amount, for each $1,000 principal amount of Securities, shall be equal to the greater of (a) $1,000 and (b) the Alternative Redemption Amount.

3. Discontinuance of the Index.

     (a) If S&P discontinues publication of the Index and S&P or another entity publishes a successor or substitute index (the "Successor Index") that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index, then the Final Index Level will be determined by reference to the level of such Successor Index at the Close of Trading on the NYSE or the relevant exchange or market for the Successor Index on the date the Final Index Level is to be determined.

     (b) Upon any selection by the Calculation Agent of a Successor Index, the Company shall promptly give notice to the holders of the Securities.

     (c) If S&P discontinues publication of the Index prior to, and such discontinuance is continuing on, the date the Final Index Level is to be determined and the Calculation Agent determines that no Successor Index is available at such time, or if S&P fails to calculate and announce a Closing Level for the Index on the date the Final Index Level is to be determined, then, on such date, the Calculation Agent will determine the Final Index Level to be used in computing the Alternative Redemption Amount. The Final Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index last in effect prior to such discontinuance, using the Closing Level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most

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recently comprising the Index on the primary exchange or trading system on which such securities trade.

4. Alteration of Method of Calculation.

     If at any time the method of calculating the Index or a Successor Index, or the Final Index Level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the Close of Trading of the primary exchange or quotation system on which each security comprising the Index or such Successor Index is traded on the date the Final Index Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to the Index or such Successor Index, as the case may be, as if such changes or modifications had not been made. The Calculation Agent will calculate the Final Index Level and the Alternative Redemption Amount with reference to the Index or such Successor Index, as adjusted.

     If the method of calculating the Index or a Successor Index is modified so that the level of such index is a fraction of what it would have been if it had not been modified (for example, due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a level of the Index or such Successor Index as if it had not been modified (for example, as if such split had not occurred).

5. Definitions.

     Set forth below are definitions of the terms used in the Agreement and in this Annex A.

     "Agreement" shall have the meaning set forth in the preamble to this Agreement.

     "Alternative Redemption Amount" shall mean, with respect to each $1,000 principal amount of Securities, the product of (a) $1,000 and (b) the Final Index Level, divided by the Initial Index Level.

     "AMEX" shall mean the American Stock Exchange LLC.

     "Business Day", notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday, a Sunday or a day on which the NYSE, the Nasdaq or the AMEX is not open for trading or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

     "Calculation Agent" shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Final Index Level and the Maturity Payment Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

     "Close of Trading" shall mean, in respect of any primary exchange or quotation system, the scheduled weekday closing time on a day on which the primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

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     "Closing Level" shall mean,  with respect to any day, the official  closing level of the Index or any Successor Index on such day, as reported by S&P or the publisher of the Successor Index.

     "Company" shall have the meaning set forth in the preamble to this Agreement.

     "Exchange Business Day" shall mean any day on which the NYSE, or the relevant exchange for any Successor Index, is scheduled to be open for its regular trading session.

     "Final Index Level" shall mean the Closing Level on the Valuation Date.

     "Indenture" shall have the meaning set forth in the preamble to this Agreement.

     "Index" shall have the meaning set forth in Section 1 of this Annex A.

     "Initial Index Level" shall mean 1059.02, the Closing Level on November 3, 2003.
     "Market Disruption Event" on any day, shall mean, with respect to the Index or any Successor Index, the occurrence of any of the following events, as determined by the Calculation Agent in its sole discretion:

                  (i) A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Index or any Successor Index by the primary exchange or quotation system on which those securities are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

                  (ii) A material suspension of or limitation imposed on trading in futures or options contracts relating to the Index or any Successor Index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the Close of Trading on such day, whether by reason of movements in price exceeding limits permitted by that primary exchange or quotation system or otherwise.

                  (iii) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the Index or any Successor Index on the primary exchange or quotation system on which those securities are traded at any time during the one-hour period that ends at the Close of Trading on such day.

                  (iv) Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any Successor Index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one-hour period that ends at the Close of Trading on such day.

                  (v) The closure of the primary exchange or quotation system on which securities that then comprise 20% or more of the Index or any Successor Index are traded or on which futures or options contracts relating to the Index or any Successor Index are traded prior to its

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         scheduled closing time unless the earlier closing time is announced by the primary exchange or quotation system at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the primary exchange or quotation system and (2) the submission deadline for orders to be entered into the primary exchange or quotation system for execution at the Close of Trading on such day.

                  (vi) The Company, or any of its affiliates, is unable, after using commercially reasonable efforts to unwind or dispose of, or realize, recover or remit the proceeds of, any transactions or assets it deems necessary to hedge the equity price risk of entering into and performing its obligations with respect to the Securities.

     For purposes of determining whether a Market Disruption Event has occurred the relevant percentage contribution of a security to the level of the Index or any Successor Index will be based on a comparison of (x) the portion of the level of the index attributable to that security and (y) the overall level of the index, in each case immediately before the occurrence of the Market Disruption Event.

     "Maturity Payment Amount" shall have the meaning set forth in Section 2 of this Annex A.

     "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "Securities" shall have the meaning set forth in the preamble to this Agreement.

     "Stated Maturity Date" shall mean November 6, 2009 (or if November 6, 2009 is not a Business Day, on the next succeeding Business Day); provided, that if a Market Disruption Event occurs on the Valuation Date, the Stated Maturity Date shall be the third Business Day following the date the Final Index Level is determined.

     "Successor Index" shall have the meaning set forth in Section 3(a) of this Annex A.

     "Trustee" shall have the meaning set forth in the preamble to this Agreement.

     "Valuation Date" shall mean November 3, 2009; provided, that if such day is not an Exchange Business Day, the Valuation Date shall mean the next succeeding Exchange Business Day; provided further, that if a Market Disruption Event occurs on such date, the Valuation Date will be the next succeeding Exchange Business Day on which no Market Disruption Event occurs.